Exhibit 99.1

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com

JPMORGAN CHASE REPORTS SECOND-QUARTER 2020 NET INCOME OF $4.7 BILLION, OR $1.38 PER SHARE

SECOND-QUARTER 2020 RESULTS1

ROE 7% ROTCE[2] 9%	CET1 Capital Ratios[3] Std. 12.4%; Adv. 13.1%	Net payout LTM[4,5] 129%

Firmwide Metrics	■	Reported revenue of $33.0 billion; managed revenue of $33.8 billion[2]
	■	Credit costs of $10.5 billion, including reserve builds of $8.9 billion
	■	Average loans up 4%; average deposits up 25%

CCB ROE (2)%	■	Average deposits up 20%; client investment assets up 9%
	■	Average loans down 7%; credit card sales volume[6] down 23%
	■	Credit costs of $5.8 billion, including reserve builds of $4.6 billion

CIB ROE 27%	■	#1 ranking for Global Investment Banking fees with 9.8% wallet share year-to-date
	■	Total Markets revenue of $9.7 billion, up 79%, with Fixed Income Markets up 99% and Equity Markets up 38%
	■	Credit costs of $2.0 billion, including reserve builds of $1.8 billion

CB ROE (14)%	■	Gross Investment Banking revenue of $851 million, up 44%
	■	Average loans up 13%; average deposits up 41%
	■	Credit costs of $2.4 billion driven by reserve builds

AWM ROE 24%	■	Assets under management (AUM) of $2.5 trillion, up 15%
	■	Average loans up 12%; average deposits up 20%
	■	Credit costs of $223 million driven by reserve builds

Jamie Dimon, Chairman and CEO, commented: “I want to thank our employees around the world for their exceptional work under the most difficult of circumstances over the past several months.  As one of the world’s largest financial institutions, our actions are critical to keep the global economy going - from processing $6 trillion in payments each day worldwide to keeping three-quarters of our nearly 5,000 branches open - and safe - to meet individuals’ financial needs.  During these unprecedented times, JPMorgan Chase remains resilient and steadfast in using all of our resources to support our colleagues, clients and communities across the globe.”

Dimon added: “Despite some recent positive macroeconomic data and significant, decisive government action, we still face much uncertainty regarding the future path of the economy. However, we are prepared for all eventualities as our fortress balance sheet allows us to remain a port in the storm.  We ended the quarter with massive loss-absorbing capacity - over $34 billion of credit reserves and total liquidity resources of $1.5 trillion, on top of $191 billion of CET1 capital, with significant earnings power that would allow us to absorb even more credit reserves if needed. This is why we can continue to serve all of our stakeholders and to pay our dividend - unless the economic situation deteriorates materially and significantly.”

Dimon commented on the results: “We earned $4.7 billion of net income in the second quarter despite building $8.9 billion of credit reserves because we generated our highest quarterly revenue ever, which demonstrates the benefit of our diversified global business model. Record Markets revenue (up 79%) and Investment Banking fees (up 54%) in the Corporate & Investment Bank more than offset interest rate headwinds and reduced consumer activity.  In Consumer & Community Banking, deposits and client investment assets continued to grow (up 20% and 9%, respectively) as we addressed our customers’ needs remotely as well as in our branches. Card sales volumes are down but have been consistently trending upward since April. We remained active in Home Lending on the strength of our digital platform, and Auto originations picked up in the second half of the quarter driven by pent up demand in states that are re-opening. We maintained our #1 rank in Global IB fees and grew our year-to-date share to 9.8% with strength across the franchise, including in Commercial Banking. The CB also grew loans 13% to $234 billion and deposits were up 41% as we helped clients manage their liquidity needs. In Asset & Wealth Management, AUM grew 15% driven by $124 billion of net inflows into liquidity and long-term products as we helped clients navigate market volatility.”

Dimon concluded: “We are fully committed to doing our part both in promoting the safety of our employees and customers and helping the economies of the world recover from the impact of the ongoing COVID-19 crisis, including helping to drive policies and programs for the benefit of all of society and create opportunity for those who have been left out of the economy for far too long.”

SIGNIFICANT ITEMS

■	2Q20 results included:

■	$8.9 billion of reserve builds Firmwide, as a result of COVID-19 ($2.19 decrease in earnings per share (EPS))

■	$678 million of Firmwide bridge book[7] markups ($0.17 increase in EPS)

■	$510 million of gains in Credit Adjustments & Other in CIB related to funding spread tightening on derivatives ($0.13 increase in EPS)
OPERATING LEVERAGE

■	2Q20 reported expense of $16.9 billion; reported overhead ratio of 51%; managed overhead ratio[2] of 50%
CAPITAL DISTRIBUTED

■	Common dividend of $2.8 billion, or $0.90 per share

■	Announced suspension of repurchases at least through the end of 3Q20[8]

FORTRESS PRINCIPLES

■	Book value per share of $76.91, up 4%; tangible book value per share[2] of $61.76, up 4%

■	Basel III common equity Tier 1 capital[3] of $191 billion and Standardized ratio[3] of 12.4%; Advanced ratio[3] of 13.1%

■	Firm supplementary leverage ratio of 6.8%[3]
SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES

■	$1.2 trillion of credit and capital[9] raised YTD

■	$107 billion of credit for consumers

■	$11 billion of credit for U.S. small businesses

■	$404 billion of credit for corporations

■	$651 billion of capital raised for corporate clients and non-U.S. government entities

■	$53 billion of credit and capital raised for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities

■	$28 billion of loans under the Small Business Administration’s Paycheck Protection Program

Investor Contact: Jason Scott (212) 270-2479
[1]Percentage comparisons noted in the bullet points are for the second quarter of 2020 versus the prior-year second quarter, unless otherwise specified. [2]For notes on non-GAAP financial measures, including managed basis reporting, see page 6.
 For additional notes see page 7.
Media Contact: Joseph Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release

In the discussion below of Firmwide results of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”), information is presented on a managed basis, which is a non-GAAP financial measure, unless otherwise specified. The discussion below of the Firm’s business segments is also presented on a managed basis. For more information about managed basis, and non-GAAP financial measures used by management to evaluate the performance of each line of business, refer to page 6.
Comparisons noted in the sections below are for the second quarter of 2020 versus the prior-year second quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)
Net revenue on a reported basis was $33.0 billion, $28.2 billion, and $28.7 billion for the second quarter of 2020, first quarter of 2020, and second quarter of 2019, respectively.

Results for JPM				1Q20		2Q19
($ millions, except per share data)	2Q20	1Q20	2Q19	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - managed	$33,817	$29,010	$29,481	$4,807	17%	$4,336	15%
Noninterest expense	16,942	16,791	16,256	151	1	686	4
Provision for credit losses	10,473	8,285	1,149	2,188	26	9,324	NM
Net income	$4,687	$2,865	$9,652	$1,822	64%	$(4,965)	(51)%
Earnings per share	$1.38	$0.78	$2.82	$0.60	77%	$(1.44)	(51)%
Return on common equity	7%	4%	16%
Return on tangible common equity	9	5	20
Discussion of Results10:
Net income was $4.7 billion, down 51%, driven by reserve builds across the firm.
Net revenue was $33.8 billion, up 15%. Net interest income was $14.0 billion, down 4%, with the impact of lower rates predominantly offset by higher net interest income in CIB Markets and balance sheet growth. Noninterest revenue was $19.9 billion, up 33%, largely driven by higher CIB Markets revenue and Investment Banking fees. The increase in revenue also included $678 million of markups on held-for-sale positions in the bridge book7 and a $510 million gain in Credit Adjustments & Other in CIB driven by funding spread tightening on derivatives.
Noninterest expense of $16.9 billion, up 4%, predominantly driven by higher revenue-related expense, primarily compensation, largely offset by lower structural expense.
The provision for credit losses was $10.5 billion, up $9.3 billion from the prior year driven by reserve builds which reflect further deterioration and increased uncertainty in the macroeconomic outlook as a result of the impact of COVID-19. The Wholesale reserve build was $4.6 billion across multiple sectors, and the Consumer reserve build was $4.4 billion, largely in Card.

JPMorgan Chase & Co.
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CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				1Q20		2Q19
($ millions)	2Q20	1Q20	2Q19	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$12,217	$13,112	$13,484	$(895)	(7)%	$(1,267)	(9)%
Consumer & Business Banking	5,107	6,091	6,897	(984)	(16)	(1,790)	(26)
Home Lending	1,687	1,161	1,118	526	45	569	51
Card & Auto	5,423	5,860	5,469	(437)	(7)	(46)	(1)
Noninterest expense	6,626	7,102	6,836	(476)	(7)	(210)	(3)
Provision for credit losses	5,828	5,772	1,120	56	1	4,708	420
Net income/(loss)	$(176)	$191	$4,157	$(367)	NM	$(4,333)	NM
Discussion of Results10,11:
Net loss was $176 million, compared with net income of $4.2 billion in the prior year, predominantly driven by reserve builds. Net revenue was $12.2 billion, down 9%.
Consumer & Business Banking net revenue was $5.1 billion, down 26%, predominantly driven by the impact of deposit margin compression, lower transaction activity and customer relief, partially offset by growth in deposit balances. Home Lending net revenue was $1.7 billion, up 51%, predominantly driven by higher production margins. Card & Auto net revenue was $5.4 billion, relatively flat to the prior year, as the impact from lower Card sales volumes was largely offset by higher Card annual fees and lower acquisition costs.
Noninterest expense was $6.6 billion, down 3%, driven by lower travel-related benefits, structural expense and marketing investments.
The provision for credit losses was $5.8 billion, up $4.7 billion from the prior year driven by reserve builds, largely in Card. Net charge-offs were $1.3 billion, relatively flat versus the prior year.

JPMorgan Chase & Co.
News Release

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				1Q20		2Q19
($ millions)	2Q20	1Q20	2Q19	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$16,352	$9,948	$9,831	$6,404	64%	$6,521	66%
Banking	5,027	2,595	3,438	2,432	94	1,589	46
Markets & Securities Services	11,325	7,353	6,393	3,972	54	4,932	77
Noninterest expense	6,764	5,896	5,661	868	15	1,103	19
Provision for credit losses	1,987	1,401	—	586	42	1,987	NM
Net income	$5,464	$1,988	$2,946	$3,476	175%	$2,518	85%
Discussion of Results11:
Net income was $5.5 billion, up 85%, with record revenue of $16.4 billion, up 66%, more than offsetting higher noninterest expense and reserve builds.
Banking revenue was $5.0 billion, up 46%. Investment Banking revenue was $3.4 billion, up 91%, driven by higher Investment Banking fees, up 54%, reflecting higher fees across products, as well as $659 million of markups on held-for-sale positions in the bridge book7. Wholesale Payments revenue was $1.4 billion, down 3%, driven by a reporting re-classification in Merchant Services. The impact of higher deposit balances was predominantly offset by deposit margin compression. Lending revenue was $270 million, up 4%, with higher net interest income on higher loan balances, as well as higher fees, offset by mark-to-market losses on hedges of accrual loans.
Markets & Securities Services revenue was $11.3 billion, up 77%. Markets revenue was $9.7 billion, up 79%. Fixed Income Markets revenue was $7.3 billion, up 99%, or up 120% excluding the gain from the initial public offering (IPO) of a strategic investment in Tradeweb in the prior year, driven by strong performance across products, particularly in Rates, Currencies & Emerging Markets and Credit. Equity Markets revenue was $2.4 billion, up 38%, predominantly driven by strong client activity in derivatives and Cash Equities. Securities Services revenue was $1.1 billion, up 5%, predominantly driven by balance and fee growth partially offset by deposit margin compression. Credit Adjustments & Other was a gain of $510 million driven by funding spread tightening on derivatives.
Noninterest expense was $6.8 billion, up 19%, driven by higher revenue-related expense.
The provision for credit losses was $2.0 billion, predominantly driven by reserve builds across multiple sectors. Net charge-offs were $204 million, up $132 million versus the prior year.

COMMERCIAL BANKING (CB)

Results for CB				1Q20		2Q19
($ millions)	2Q20	1Q20	2Q19	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$2,392	$2,178	$2,285	$214	10%	$107	5%
Noninterest expense	899	988	931	(89)	(9)	(32)	(3)
Provision for credit losses	2,431	1,010	29	1,421	141	2,402	NM
Net income/(loss)	$(691)	$147	$1,002	$(838)	NM	$(1,693)	NM
Discussion of Results11:
Net loss was $691 million, compared with net income of $1.0 billion in the prior year, driven by reserve builds.
Net revenue was $2.4 billion, up 5%, driven by higher deposit and loan balances, a gain on a strategic investment, as well as higher deposit fees and investment banking revenue, predominantly offset by lower deposit margin.
Noninterest expense was $899 million, down 3%, driven by lower structural expense.
The provision for credit losses was $2.4 billion, driven by reserve builds across multiple sectors. Net charge-offs were $79 million, up $64 million versus the prior year.

JPMorgan Chase & Co.
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ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				1Q20		2Q19
($ millions)	2Q20	1Q20	2Q19	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$3,610	$3,606	$3,559	$4	—	$51	1%
Noninterest expense	2,506	2,659	2,596	(153)	(6)	(90)	(3)
Provision for credit losses	223	94	2	129	137	221	NM
Net income	$658	$664	$719	$(6)	(1)%	$(61)	(8)%
Discussion of Results:
Net income was $658 million, down 8%, driven by reserve builds.
Net revenue was $3.6 billion, up 1%, with higher deposit and loan balances, along with higher brokerage activity, largely offset by deposit margin compression.
Noninterest expense was $2.5 billion, down 3%, driven by lower structural as well as volume- and revenue-related expense, partially offset by higher investments.
The provision for credit losses was $223 million, driven by reserve builds.
Assets under management were $2.5 trillion, up 15%, predominantly driven by cumulative net inflows into liquidity and long-term products.

CORPORATE

Results for Corporate				1Q20		2Q19
($ millions)	2Q20	1Q20	2Q19	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$(754)	$166	$322	$(920)	NM	$(1,076)	NM
Noninterest expense	147	146	232	1	1	(85)	(37)
Provision for credit losses	4	8	(2)	(4)	(50)	6	NM
Net income/(loss)	$(568)	$(125)	$828	$(443)	(354)%	$(1,396)	NM
Discussion of Results:
Net loss was $568 million, compared with net income of $828 million in the prior year.
Net revenue was a loss of $754 million, compared with net revenue of $322 million in the prior year. Net revenue was down $1.1 billion, driven by lower net interest income on lower rates. The current quarter also included small net gains on certain legacy private equity investments compared to net losses in the prior year.
Noninterest expense was $147 million, down $85 million.

JPMorgan Chase & Co.
News Release

2. Notes on non-GAAP financial measures:

a.
The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the U.S. (“U.S. GAAP”). That presentation, which is referred to as “reported” basis, provides the reader with an understanding of the Firm’s results that can be tracked consistently from year-to-year and enables a comparison of the Firm’s performance with other companies’ U.S. GAAP financial statements. In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results, including the overhead ratio, on a “managed” basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on a managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm and each of the reportable business segments on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, see page 7 of the Earnings Release Financial Supplement.

b.
Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”), are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than mortgage servicing rights), net of related deferred tax liabilities. For a reconciliation from common stockholders’ equity to TCE, see page 9 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. Book value per share was $76.91, $75.88 and $73.88 at June 30, 2020, March 31, 2020, and June 30, 2019, respectively. TCE, ROTCE, and TBVPS are utilized by the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

JPMorgan Chase & Co.
News Release

Additional notes:

3.
The capital metrics reflect relief provided by the Federal Reserve Board in response to the COVID-19 pandemic, including neutralization of the effects of the Firm’s participation in the various programs and facilities established by the U.S. government. For the period ended June 30, 2020, the impact of the CECL capital transition provisions resulted in an increase to CET1 capital of $6.5 billion. As of June 30, 2020, the SLR reflects the temporary exclusions of U.S. Treasury securities and deposits at Federal Reserve Banks. Refer to Regulatory Developments Relating to the COVID-19 Pandemic on pages 10-11 and Capital Risk Management on pages 39-44 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 for additional information. Refer to Capital Risk Management on pages 85-92 of the Firm’s 2019 Form 10-K for additional information on the Firm’s capital metrics.

4.	Last twelve months (“LTM”).

5.	Net of stock issued to employees.

6.	Excludes Commercial Card.

7.	The bridge book consists of certain held-for-sale positions, including unfunded commitments, in CIB and CB.

8.	On June 29, 2020, the Firm announced that the Federal Reserve Board has directed the Firm to discontinue its net share repurchases, at least through the end of the third quarter of 2020.

9.	Credit provided to clients represents new and renewed credit, including loans and commitments.

10.
In the second quarter of 2020, the Firm reclassified certain spend-based credit card reward costs from marketing expense to be a reduction of card income, with no effect on net income. Prior-period amounts were revised to conform with the current presentation.

11.
In the first quarter of 2020, the Firm began reporting a Wholesale Payments business unit within CIB following a realignment of the Firm’s wholesale payments businesses. The Wholesale Payments business comprises:

◦	Merchant Services, which was realigned from CCB to CIB

◦	Treasury Services and Trade Finance in CIB. Trade Finance was previously reported in Lending in CIB.
In connection with the alignment of Wholesale Payments, the assets, liabilities and headcount associated with the Merchant Services business were realigned to CIB from CCB, and the revenue and expenses of the Merchant Services business is reported across CCB, CIB and CB based primarily on client relationships. Prior periods have been revised to reflect this realignment and revised allocation methodology.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $3.2 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, July 14, 2020, at 8:30 a.m. (Eastern) to present second quarter 2020 financial results. The general public can access the call by dialing (866) 541-2724 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 12:30 p.m. on July 14, 2020, through midnight, July 28, 2020, by telephone at (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID # 1377456. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2019, and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (https://jpmorganchaseco.gcs-web.com/financial-information/sec-filings), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update any forward-looking statements.